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THIS AGREEMENT made the 19th day of May 1995.

BETWEEN:

AGTSPORTS (AUSTRALIA) PTY. LIMITED A.C.N. 066 003 183 of 4/140 George Street, Hornsby, New South Wales, 2077 (hereafter referred to as "AGT") and AGTSPORTS, INCORPORATED of 6890 South Tueson Way, Suite 201, Englewood, Colorado 80112, USA (hereafter referred to as "AGT Inc.")

AND

VICTORIAN Golf ASSOCIATION of 15 Bardolph Street, Burwood, Victoria, 3125 Australia (hereafter referred to as "VGA")

WHEREAS:

A. AGT is in the business of developing and servicing certain computer hardware and software products for use within the golf industry; and

B. AGT Inc. is building its Australian corporation AGTsports (Australia) Pty. Limited and the corporate objective of AGT Inc. and AGT is to install computer systems into golf facilities throughout Australia, and

C. AGT and AGT, Inc. are desirous of entering into an agreement with VGA and other agreements with other associations and organizations within the golf industry for the distribution and internal use of the products and services described herein.

AND WHEREAS VGA is seeking to upgrade the computer system and software requirements it uses to operate its activities and has agreed to accept products and services from AGT in return for providing promotional opportunities as set out herein.

THE PARTIES AGREE AS FOLLOWS:

Definitions

1.   (a)  "The Golf Players"

          The Golf Players System includes, but is not limited to various software applications for golf tournaments set up and management applications and handicapping applications, player and course statistical information; membership applications and management and other licensed software products.

     (b) "Confidential Information" of a party to this Agreement means all information and data (and all copies and extracts made of or from such information and data) concerning the operations, dealings, business, finance,

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          members, affiliates, transactions, prospects, markets and affairs of the party including all such information and data recorded or stored by means of a mechanical, electronic or other device OTHER THAN such information and data which has entered into the public domain.

2.   (a)  Products and Services

          "Products and Services" includes, but is not limited to hardware products including IBM compatible personal computer terminals, communications devices, printers, storage devices, CD-Rom drives, certain optical scanning devices, magnetic card readers, network servers and other peripheral equipment and certain software products which include, but are not limited to MS-DOS Windows operating and applications products and also including "Golf Players System".

3.   Term

The Agreement will be for a term of five (5) years from the date of this Agreement. If both parties agree the five year term may be extended at the end of the initial five year term.

4.   Supply of Products and Services

     AGT will at no cost to VGA -

     (i)  supply mutually agreed computer and software components;

     (ii) upgrade the system requirements of VGA in the first instance through the installation of the items listed in the attached Schedule;

     (iii)install the equipment and train the appropriate staff as nominated by VGA in the proper use of the computer systems and network;

     (iv) upgrade both the hardware and software requirements of the VGA at least once every five years or more often in order to ensure that hardware and software are at the appropriate level of operating standards and sophistication of the VGA's requirements;

     (v)  service hardware and software and provide all spare parts required;

     (vi) supply technical support at major tournament events conducted by VGA, to supply technical support for the

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          office staff including the supply of optical scan cards and any necessary support for their use to meet the requirements of the VGA for the scoring of these tournaments;

(vii) modify its present tournament software to meet the local needs of VGA;

(viii) supply the computer requirements of the Association's news publication. If the requirements are for MAC equipment, the VGA agrees to barter for appropriate space in the publication to cover the out of pocket costs for this equipment.

5.   Title

     AGT agrees the title to the equipment and to each part or any replacement thereof set out in the Schedule shall transfer to VGA on delivery of the equipment to the premises of VGA. It is understood that the title of the equipment and the software licenses are for the use of VGA and its present and future affiliate's. This title is not transferable to any other individual, company or entity other than an affiliate of the VGA. The VGA may continue to utilize the software licenses for its own use after the end of the term.

6.   LIABILITY for Loss and Damage

The risk in the equipment shall pass to VGA upon delivery and VGA accepts responsibility for insurance from that time.

7.   Warranty and indemnity

AGT warrants that the equipment it supplies pursuant to this Agreement shall be new and free of any encumbrances and that it is authorised to give title in the equipment and a license to use the software and indemnifies and will keep indemnified VGA in respect of any losses costs or damages which may arise as a result of any default on the part of the AGT pursuant to the provisions of this clause.

8.   Obligations of VGA

VGA agrees -

     (a) to use (but not on an exclusive basis) AGT software at all of its tournament events and to display certain mutually agree logos and other company marks at those tournament sites which will be provided by AGT without

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          cost to VGA;

     (b) to use its best endeavors to help AGT to introduce its products and services to the affiliated members of VGA;

     (c) that AGT has the right of first refusal to supply all of the computer requirements of VGA through the term of this Agreement in relation to hardware or software hating the same or better specifications, quality and performance as required by the VGA provided that such right must be exercised within fourteen (14) days of receipt of notification from VGA of its requirements and terms and conditions of supply;

     (d) subject to Clause 4(vi), to make AGT's optical scan cards the official scorecard of the tournament events which are under the total control of VGA, the scorecards and appropriate stationary being provided at no cost to VGA;

     (e) to use its best endeavors to assist AGT in having the optical scan scorecard adopted in all tournament events in Victoria including events sanctioned by the VGA and its member golf facilities and societies.

9.   Obligations of Both Parties

Both parties agree:

     (a) to be responsible for their own reports and document filings, tax returns;

     (b) to give each other reasonable access to all application records and documentation pertaining to the golf tournaments covered by this Agreement and all appropriate activities thereof;

10.  Termination

     Either party may terminate this Agreement forthwith upon the happening of any of the following events:-

     (a) The other party fails to observe or perform any provisions of this Agreement and failing to remedy such breach within thirty (30) days after written notice thereof has been given to the party in breach

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     (b)  The other commits any acts of bankruptcy or insolvency or a petition is presented for the bankruptcy or winding-up of the other or a resolution is passed for the winding-up of the other otherwise than for the purposes of amalgamation or reconstruction.

     (c) The other enters a compromise or arrangement with creditors or a receiver or an official manager of the other or of any of its assets is appointed.

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          The VGA may terminate this Agreement forthwith upon the happening of any of the following events:

     (d) If AGT is unable to deliver and provide the equipment required in the terms of this Agreement within ninety (90) days of the date of this Agreement.

     (e) If AGT is unable to complete installation of the agreed software programs within six (6) months of the date of this Agreement

11.  Amendments of Agreement in Writing

     No amendment or modification of this Agreement or any provision of this Agreement shall be effective unless in writing and signed by both parties.

12.  Waiver

     No waiver by either party whether express or implied of any provisions of this Agreement or of any breach or default of either party shall constitute a continuing waiver or a waiver of any other provision of this Agreement unless made in writing and signed by the parties against whom the waiver would otherwise be in force

13.  Jurisdiction

     This Agreement shall be governed by and construed in accordance with the law for the time being of the State of Victoria and Federal Laws of Australia.

14.  Entire Agreement

     This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes and replaces all agreements, arrangements and understanding relating to the subject matter hereof whether reduced to writing or not that may have preceded this Agreement. The parties acknowledge that no warranties or representations have been given by the other party or any person on behalf of either party or relied upon by either party in entering into this Agreement nor shall any be implied unless and except to the extent that they are expressly contained in this Agreement.

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15.  Confidentiality

     (a) Each party acknowledges that all Confidential Information of the other party which may come into its possession during the term of this Agreement is, and remains, the property of the other party.

     (b) A party to this Agreement shall not disclose to any other person any Confidential Information of the other party without the other party's written consent and a part shall not make use of any Confidential Information of the other party to gain, directly or indirectly, any improper advantage to itself or to any other person or company.

16.  Representations

     Neither party shall make any representation on behalf of, or claim any affiliation with or sponsorship of the other party, without the prior approval of the other party to the nature and extant off the representation, affiliation or sponsorship.

17.  Joint and Several Obligations

     The obligations of AGT and AGT, Inc. under this Agreement bind them jointly and severally,


IN WITNESS WHEREOF the parties hereto have set their hands and affixed their seals on the day and year first hereinbefore written.

THE COMMON SEAL of AGTSPORTS                      )
(AUSTRALIA) PTY. LTD. A.C.N. 066 003 183 was      )GREG JABLONSKI
hereunto affixed by direction of the Board in     )Director
the presence of:                                  )

 ................................................
Secretary

THE COMMON SEAL OF AGTsports                      )
INCORPORATED was hereunto affixed by direction    )GREG JABLONSKI
of the Board in the presence of:                  )Director

 ................................................
Secretary